EXHIBIT 1

                             JOINT FILING AGREEMENT

          JOINT FILING AGREEMENT, dated as of August 19, 2005, by and among Liberty Media Corporation, a Delaware corporation ("Liberty"), Barry Diller, BDTV INC., a Delaware corporation, BDTV II INC., a Delaware corporation, BDTV III INC., a Delaware corporation and BDTV IV INC., a Delaware corporation.

          WHEREAS, each of Liberty, Barry Diller, BDTV INC., BDTV II INC., BDTV III INC. and BDTV IV INC. beneficially owns shares of common stock or options to purchase shares of common stock, or shares of Class B common stock or securities convertible into or exchangeable for common stock or Class B common stock (collectively, the "Company Securities") of Expedia, Inc., a Delaware corporation (the "Company"); and

          WHEREAS, Liberty, Barry Diller, BDTV INC., BDTV II INC., BDTV III INC. and BDTV IV INC. may be deemed to constitute a "group" with respect to the beneficial ownership of the Company Securities for purposes of Rule 13d-1 and
Schedule 13D promulgated by the Securities and Exchange Commission.

          NOW, THEREFORE, the parties hereto agree as follows:

          1. Liberty, Barry Diller, BDTV INC., BDTV II INC., BDTV III
INC. and BDTV IV INC. (collectively, the "Reporting Group") shall prepare a single statement containing the information required by Schedule 13D with respect to their respective interests in the Company Securities (the "Reporting Group Schedule 13D"), and the Reporting Group Schedule 13D shall be filed on behalf of each of them.

          2. Each member of the Reporting Group shall be responsible for the timely filing of the Reporting Group Schedule 13D and any necessary amendments thereto, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning any other party contained therein, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

          3. This Agreement shall continue unless terminated by any party hereto.

          4. Charles Y. Tanabe and Pamela S. Seymon shall be designated as the persons authorized to receive notices and communications with respect to the Reporting Group Schedule 13D and any amendments thereto.

          5. This Agreement may be executed in counterparts, each of which taken together shall constitute one and the same instrument.



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                  IN WITNESS WHEREOF, the undersigned have executed this
Agreement as of the date first above written.

                              LIBERTY MEDIA CORPORATION

                              By:  /s/ Charles V. Tanabe
                                ---------------------------------
                                Name:  Charles V. Tanabe
                                Title: Senior Vice President


                              BARRY DILLER

                              By:  /s/ Barry Diller
                                ---------------------------------


                              BDTV INC., BDTV II INC
                              BDTV III INC., BDTV IV INC.

                              By:  /s/ Barry Diller
                                ---------------------------------
                                Name:  Barry Diller
                                Title: President




































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